Exhibit 15.1
September 1, 2009
Lowe’s Companies, Inc.
Mooresville, North Carolina
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal three-month periods ended May 1, 2009 and May 2, 2008, and have issued our report thereon dated June 1, 2009, and for the fiscal three and six-month periods ended July 31, 2009, and August 1, 2008, and have issued our report thereon dated September 1, 2009. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 1, 2009 and July 31, 2009, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina